Exhibit 10.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective as of December 8, 2023 (the “Amendment Effective Date”), is by and between Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (“Company”), and Mario C. Ventresca, Jr. (“Executive”). Company and Executive are sometimes collectively referred to herein as the “Parties.”

BACKGROUND

The Company and Executive are currently parties to that certain Employment Agreement dated as of January 1, 2020, as amended by that certain Amendment to Employment Agreement dated as of July 28, 2021 (collectively, “Employment Agreement”). In accordance with Section 6.16 of the Employment Agreement, the Parties wish to amend certain provisions of the Employment Agreement, as provided herein. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and intending to be legally bound hereby, the Parties agree as follows:

1. Sections 4.4(a) and 4.4(b) of the Employment Agreement are deleted in their entirety and replaced with the following:

(a) If (i) Executive’s employment is terminated by Company for any reason other than Cause or the death or disability of Executive or (ii) Executive’s employment is terminated by Executive for Good Reason:

(1) Company shall, on or before Executive’s last day of full-time employment hereunder, pay Executive all amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination. In addition, subject to subsection (c) below, Company shall pay Executive a lump-sum cash payment equal to one times (A) Executive’s annual Base Salary of $530,000 plus (B) an amount equal to the average of the percentages of Base Salary that were paid to Executive as cash bonuses in each of the last three full calendar years multiplied by Executive’s annual Base Salary of $530,000 (the “Average Bonus”).

(2) Executive shall be entitled to continue, for a period of 12 months, to receive at Company’s expense medical benefits coverage for Executive and his spouse and dependents (if any) if and to the extent Company was paying for such benefits to Executive and his spouse and dependents at the time of such termination. Executive and his spouse and dependents shall be entitled to such rights as he or they may have to continue coverage at his or their sole expense as are then accorded under COBRA for the COBRA coverage period remaining following the expiration of the period, if any, during which Company paid such expense.

(b) Notwithstanding Section 3.8 of the Employment Agreement, in the event of Executive’s termination by the Company without Cause or termination by Executive with Good Reason, all then outstanding restricted shares granted to Executive that are subject to vesting solely based on the passage of time and Executive’s continued employment shall pro rata vest based on the total number of days that Executive was employed by the Company during the vesting schedule of each restricted stock and restricted stock unit award as of the date of termination. Furthermore, in the event of Executive’s termination by the Company without Cause or by Executive with Good Reason, any performance-based restricted stock units and outperformance units granted to Executive, shall vest in accordance with the Company’s applicable Equity Incentive Plans and the Equity Award Programs adopted thereunder.

2. Section 4.5 of the Employment Agreement is deleted in its entirety and replaced with the following:

4.5 Executive must sign and return the release to Company before the lump-sum payment is made to him; provided that, if the release is not timely presented to Executive, the requirement that Executive sign the release shall be waived. If the release is timely presented to Executive, but Executive does not sign and return the release to Company by the end of the applicable consideration period under the federal Age Discrimination in Employment Act (currently, either 21 or 45 calendar days), then Executive shall forfeit the lump-sum payment. If the release is timely signed and returned to Company and not thereafter revoked, such lump-sum payment shall be made to Executive on the first business day on or after the 70th calendar day after such termination, but in any event not later than March 15th of the year following the year of such termination.

3. Section 4.6 of the Employment Agreement is deleted in its entirety and replaced with the following:

[RESERVED]

4. A new paragraph is added to end of Section 4.9 as follows:

Notwithstanding any other payment schedule provided herein to the contrary, if Executive is identified on the date of his separation from service a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) (which generally means a key employee of a corporation any stock of which is publicly traded on an established securities market or otherwise), then, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation subject to Code Section 409A and payable on account of a “separation from service,” (i) such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A and (ii) at the end of such six (6)-month period, the Company shall make an additional payment to Employee equal to the amount interest accruing at the then-current short-term applicable federal rate published by the Internal Revenue Service on the value of any such payment or benefit, accruing from the date on which it would have otherwise been paid or provided. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them therein.

5. Except as expressly provided in this Amendment, the Employment Agreement shall remain in effect in accordance with its terms.

6. This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment on December 8, 2023.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Lisa M. Most
Name:	Lisa M. Most
Title:	EVP and General Counsel

MARIO C. VENTRESCA, JR.

/s/ Marcio C. Ventresca, Jr.
Mario C. Ventresca, Jr.